Exhibit 10.2

Franchise _____

AMENDMENT TO THE AREA DEVELOPMENT RIDER

This Amendment to the Area Development Rider dated	3/28, 2007	amends and
supplements the Area Development Rider dated,	9/2, 2005	between Bajio, LLC, a Utah

limited liability company ("we” or "us"), and Wasatch Food Services of Idaho. Inc. ("you”). Capitalized terms used in this Amendment that are defined in the Franchise Agreement will have the meanings given to them in the Franchise Agreement

RECITALS

R. 1. On July 8, 2005, we acquired the System and the rights to franchise BAJIO® restaurants through an assignment agreement between us and Bajio National, LLC, a Utah limited liability company. On July 8, 2005, Bajio National, LLC acquired the System and the rights to franchise BAJIO® restaurants from Bajio Franchising, LLC, a Utah limited liability company. Bajio Franchising, LLC acquired the System and the rights to franchise BAJIO8 restaurants on June 30, 2005, from Obregon, LLC, a Utah limited liability company ("Obregon").

R.2. Effective on September 2, 2005, BRR Rex Management, LLC rescinded their Franchise Agreements and Area Development Agreement with Obregon, LLC.

R.3. On September 2, 2005, Bajio Idaho, LLC. (referred to in Agreement as “Bajio Idaho, LLC”) executed a new Franchise Agreement and an Area Development Rider with Bajio, LLC, which granted them certain preferred rights to develop and operate BAJIO® restaurants within a designated area described in the Area Development Rider.

R.4. Effective on January 1, 2007, Bajio Idaho, LLC assigned all of its rights and obligations under the Franchise Agreement and Area Development Rider with Bajio, LLC to you.

R.5. The parties agree that it is their intent and desire to modify the Area Development Rider and amend paragraph I.c, entitled “Additional Restaurants”, and to provide a Restaurant Development Schedule for the development of BAJIO® restaurants by you in your area in accordance with the terms of your Area Development Rider.

AGREEMENT

The parties amend and supplement the Area Development Rider as follows:

I.	Paragraph I.e. of the Area Development Rider is deleted in its entirety and replaced with the following:

c. Additional Restaurants. The parties agree that at least 4 (four) additional Restaurants (the "Additional Restaurants") should be developed in the Area during the term of this Agreement, in addition to the Existing Restaurants. Such Additional Restaurants will be developed in accordance with our applicable policies, including our location notification and site review procedures, and our then current form of Franchise Agreement, including applicable Riders, and following disclosure with our then current Offering Circular. You do not have to own all or any of the Additional Restaurants. The Additional Restaurants will be developed in accordance with the following schedule:

	Location	Required Opening Date	Cumulative Number of Stores in Area
1.	Boise #1	12/31/07	3
2.	Twin Falls	06/31/08	4
3.	Boise #2	12/31/08	5
4.	Boise #3	12/31/09	6
II.	The Area Development Rider, as amended and supplemented by this Amendment, contains the entire understanding of the parties. The parties can amend the Area Development Rider further only in a signed writing. The provisions of the Area Development Rider, as amended and supplemented by this Amendment, are ratified and affirmed.

III. You acknowledge you have read and understand this Amendment to the Area Development Rider, and consent to be bound by all the terms and conditions of the Area Development Rider, as amended and supplemented by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment, as of the date first written above.

FRANCHISEE(S):	BAJIO, LLC

/s/ Ryan Overton	By: /s/ Logan Hunter
Franchisee	Title: General Manager

Wasatch Food Services Idaho, Inc.

/s/ Ben E. Peay, President
Franchisee

Franchise _____

Exhibit B-2

AREA DEVELOPMENT RIDER

This Rider dated September 2, 2005 amends and supplements the Franchise Agreement dated September 2, 2005 including any provisions modified by any Addenda to the Franchise Agreement (the "Franchise Agreement") between Bajio, LLC ("we" or "us"), and Bajio-Idaho, LLC a Idaho Limited Liability Company (referred to herein as "you," "your," and like terms), having offices at 99 Hobble Creek Canyon Drive, Utah 84663. The Franchise Agreement, as amended and supplemented by this Rider, will be called this "Agreement". Capitalized terms used in this Rider that are defined in the Franchise Agreement will have the meanings given to them in the Franchise Agreement.

RECITALS:

A.	You wish to receive, and we wish to grant to you, on the terms set out in this Rider, certain
preferred rights to develop and operate BAJIOTM	restaurants in the following area (the "Area[1]'), in order

to increase sales in the Area: Southern Idaho with first right of refusal in West Yellowstone. Jackson

Hole, Wyoming and Sun Valley Idaho..

B. You acknowledge that you understand your success depends primarily upon your own efforts. You also acknowledge no employee, agent, or representative of ours, or of our affiliates or our development agents, made any oral, written or visual representation or projection to you of actual or potential sales. earnings, or net or gross profits. You understand that you may lose money or fail.

AGREEMENT:

Acknowledging the above Recitals, which are deemed to be part of the Franchise Agreement and are added to the Recitals in the Franchise Agreement, the parties amend and supplement the Franchise Agreement as follows:

I.	A new Paragraph or Article (as applicable) to the Franchise Agreement, with the next paragraph or article number, as follows:

Subject to the terms and conditions of this Agreement, we grant to you, and you accept, the right to develop

BAJIOTM restaurants in the Area on the terms specified in this Rider (the "Restaurants"). The following terms and conditions, together will all other provisions of this Agreement, shall govern your right to develop Restaurants in the Area.

a. Term of Rider; Future Agreements. This Rider will expire on the last opening date specified in the Development Schedule as set forth in this document or the first date on which the number of Bajio restaurants tor which a Franchise Agreement has been executed and delivered for a Development Area is equal to the total Development Quota as defined in this document, unless sooner terminated in accordance with the provisions of this Agreement. Neither party will have the right to renew or extend this Agreement. and we will be under no obligation to enter into a new agreement for the Area.

b. Existing Restaurants. As of the date of this Agreement, Restaurants are open or premises are leased to develop Restaurants in the Area at the following locations (the "Existing Restaurants"):

Address

1.	Rexburg, Idaho,
2.	Idaho Falls, Idaho
3.	Logan, Utah
c.	Additional Restaurants. The parties agree that at least 5 (five) additional Restaurants (the

"Additional Restaurants") should be developed in the Southern Idaho Area, during the term of this

Agreement, in addition to the Existing Restaurants. Such Additional Restaurants will be developed in accordance with our applicable policies, including our location notification and site review procedures, and our then current form of Franchise Agreement, including applicable Riders, and following disclosure with our then current Offering Circular/Prospectus. You do not have to own all or any of the Additional Restaurants.

d. Per Restaurant Development Fee. You agree to pay to us a Per Restaurant Development Fee of $15,000.00 (Fifteen Thousand Dollars) for each Restaurant to be developed in accordance with this Rider.

This fee is due upon the execution of the Franchise. Agreement for the first Restaurant developed in accordance with this Rider.

e.	Limited Exclusivity.

1. First Refusal on Transferred Restaurants. Restaurants in the Area not wholly or partially owned by you may become available for purchase by us under a right of first refusal granted in the Franchise Agreement. If you become aware of any Restaurant that may become available to us in such manner, or we notify you that such a Restaurant will be offered to us, we will assign our right of first refusal to you, provided that you send us a written request that we offer you the Restaurant. You must send this request via registered or certified mail, return receipt requested, and we must receive it no later than thirty (30) days after receipt of the offer. If we offer you the Restaurant and you decide to purchase it, you must notify us in writing of your decision

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within ten (10) business days, or fourteen (14) calendar days, whichever is longer, of receiving the offer from us, or such offer will be deemed rejected and we may exercise our right of first refusal or allow the transfer to go forward. If you decide to purchase the Restaurant, you must comply with the terms of the transferring franchisee's offer, and must indemnify us if you default in your obligations. We retain our right of first refusal under the Franchise Agreement to purchase any third party's Restaurant that you decline to purchase, and to purchase any Restaurant you own wholly or partially if you wish to transfer the Restaurant. You will use your best efforts to be aware of Restaurants available for sale in the Area, and we will not be liable to you for failing to notify you of an available Restaurant.

2.	Right to Open Additional Restaurants. During the term of this Rider, we will not open or license any

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person or entity other than you to open any additional BAJIO restaurant in the Area, except as set forth below.

3.	Right to Proposed Location. Any proposed location for a new Restaurant in the Area ("Proposed

Location"), whether proposed by us or any third party or prospective franchisee of ours, will first be offered to you. You must provide us with written acceptance of our offer within 30 (thirty) days of notice to you,

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or we may open or license a third party to open a BAJIO	restaurant at the Proposed location.

4.   Opportunities Unavailable to You. During the term of this Rider, certain locations and opportunities for distribution of BAJIOTM Products in non-traditional or owner-controlled facilities in the Area may become available to us that we will be restricted from franchising to you. We will have the right to pursue such opportunities directly, including through company or affiliate owned outlets or through direct sales to wholesalers or consumers or otherwise, or by franchising or licensing the opportunity to others to whom such licensing or franchising is permitted under the terms and circumstances of the opportunity. If such opportunity later becomes available to us to franchise to you, we will, provided you are not in default of this Agreement, offer to franchise that opportunity to you. We will give you 10 (ten) business days to accept or reject any such available opportunity. If you decline such an opportunity, we retain the right to pursue it ourselves or to franchise or license it to others.

f.	Termination or Expiration.	Upon expiration or termination of this Rider, all rights granted to you under this Rider will terminate, and you will have no preferred right to develop Restaurants in the Area. Your rights under the Franchise Agreement will remain in full force and effect, subject to its respective terms.

II.	The Franchise Agreement, as amended and supplemented by this Rider, contains the entire understanding of the parties. The parties can amend the Franchise Agreement further only in a signed writing. The provisions of the Franchise Agreement, as amended and supplemented by this Rider, are ratified and affirmed.

III.	You acknowledge you read and understand this Rider and the Franchise Agreement, and consent to be bound by all the terms and conditions of the Franchise Agreement, as amended and supplemented by this Rider.

IN WITNESS WHEREOF, the parties have executed this Rider, as of the date first written above.

INDIVIDUAL FRANCHISEE(S):	BAJIO, LLC

/s/ Ben E. Peay	By: /s/ (Signature not legible)
Franchisee

/s/ Ryan Overton	Title: Director of franchise operations
Franchisee

READ AND AGREED TO:

ENTITY FRANCHISEE: /s/ Ben E. Peay

By:
Print Name: Ben Peay
Title:

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